Exhibit 10.1

ASSET PURCHASE AND LICENSE AGREEMENT

by and between

Nanometrics Incorporated

and

Toho Technology Corporation

Dated September 14th, 2005

ASSET PURCHASE AND LICENSE AGREEMENT

This Asset Purchase and License Agreement (this “Agreement”) is entered into as of September 14th (the “Effective Date”) by and between Nanometrics Incorporated, a California corporation whose principal place of business is 1550 Buckeye Drive, Milpitas, California (“Nanometrics”) and Toho Technology Corporation, a Kabushiki Kaisha organized under the laws of Japan with a place of business at 3-10-22 Sakae, Naka-ku, Nagoya Aichi 460-0008, Japan (“Toho”) (each, a “Party” and together, the “Parties”).

RECITALS:

WHEREAS, Nanometrics is in the business of designing, developing, manufacturing, selling and supporting proprietary devices for measuring of thin films (“Film Thickness Measurement System”);

WHEREAS, Nanometrics designs, develops, manufactures, sells and supports a Film Thickness Measurement System optimized and specially adapted for the measurement of thin films on FPD (as defined below), including its “NanoSpec” series of products (“FPD Film Thickness Measurement System”);

WHEREAS, the FPD Film Thickness Measurement System incorporates Nanometrics’s proprietary Reflectometer Assembly (as defined below);

WHEREAS, Toho wishes to manufacture, sell, support and further develop FPD Film Thickness Measurement Systems for use in the manufacture and testing of FPDs using the Nanometrics Technology, the Nanometrics Software, the Licensed Mark and the Nanometrics Sales Information (as such terms as defined below), and to purchase Reflectometer Assemblies from Nanometrics for use in connection therewith; and

WHEREAS, Nanometrics wishes to continue to design, develop, manufacture, sell and support Film Thickness Measurement System products (other than FPD Film Thickness Measurement Systems) and Reflectometer Assemblies,

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

1. CONSTRUCTION AND DEFINITIONS

1.1	Definitions.

The following terms have the meanings set forth below:

(a)	“Assumed Liability” means (i) those liabilities of Nanometrics related to Nanometrics’s FPD Film Thickness Measurement System business and listed or described in Schedule 1.1A; and (ii) all liabilities of Nanometrics under the Transferred Agreements.

(b)	“Binary Code” means computer software in machine-readable, executable format that is created by compiling and linking Source Code.

(c)	“Customer” means an end user of a Nanometrics Product or Toho Product, as the case may be.

(d)	“Derivative Work” has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

(e)	“Elipsometer Assembly” means P/N 9407-1025 M2000-SE Elipsometer supplied by J.A. Woollam, including the related software supplied by J.A. Woollam and the interface software supplied by Nanometrics

(f)	“Excluded Assets” means those assets of Nanometrics listed on Schedule 1.1F hereof.

(g)	“FPD” means a liquid crystal display, plasma display, field emission display, electroluminescent display, LTPS, HTPS, LCOS or other like flat panel display. FPD excludes devices and technologies other than FPD, including without limitation any and all semiconductor devices.

(h)	“FPD Field” means the development, manufacture, marketing, distribution and sale of Film Thickness Measurement Systems and enhancements thereto for application to FPDs.

(i)	“Improvement” means any adaptation, improvement, upgrade, update, enhancement, new version, bug-fix, patch, extension, Derivative Work, or add-on of or to any Technology.

(j)	“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated with: (i) all United States and foreign patents and applications therefore, including provisional applications, and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof (“Patents”); (ii) all rights (other than Patents) in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore; (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) any other rights in databases and data collections; (vii) any other rights throughout the world in computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(k)	“Inventory” means the WIP Inventory, the Manufacturing Inventory, the Service Inventory, and the Tooling Inventory. The “WIP Inventory” shall mean the work in progress inventory for FPD Film Thickness Measurement System, as described in Schedule 1.1Ka; the “Manufacturing Inventory” shall mean the parts inventory for FPD Film Thickness Measurement Systems, as described in Schedule 1.1Kb the “Service Inventory” shall mean the spare parts inventory for FPD Film Thickness Measurement Systems, as described in Schedule 1.1Kc; and the “Tooling Inventory” shall mean the jigs, machines, tools, assembly equipment and IT equipment as described in Schedule 1.1Kd, in each case (i) in Nanometrics’s possession or (ii) in the possession of a subcontractor of Nanometrics and held on behalf of Nanometrics as of the Transaction Date.

(l)	“Inventory List” has the meaning set forth in Section 3.6 hereof.

(m)	“Licensed IP” means the Nanometrics Technology, the Nanometrics Software and the Licensed Marks.

(n)	“Licensed Marks” means the trademarks of Nanometrics listed on Schedule 1.1N.

(o)	“Nanometrics Intellectual Property Rights” means the Intellectual Property Rights (other than Trademarks) owned by Nanometrics as of the Transaction Date, including without limitation the Nanometrics Patents.

(p)	“Nanometrics Patents” means the Patents listed on Schedule 1.1P.

(q)	“Nanometrics Product” means a FPD Film Thickness Measurement System product, also known as NanoSpec 6500 series, that is produced or distributed by Nanometrics prior to the Transaction Date, and that will serve as a platform for Toho to produce a Toho Product. A Nanometrics Product comprises Nanometrics hardware and Software.

(r)	“Nanometrics Sales Information” means (i) Nanometrics lists of customers for FPD Film Thickness Measurement Systems; (ii) Nanometrics forecasts of sales of FPD Film Thickness Measurement System (iii) sales brochure and other marketing materials for the NanoSpec series; each to the extent in Nanometrics possession as of the Transaction Date.

(s)	“Nanometrics Software” means any Software owned by Nanometrics as of the Transaction Date that is comprised in an FPD Film Thickness Measurement System.

(t)	“Nanometrics Technology” means the Technology of Nanometrics owned by Nanometrics as of the Transaction Date reasonably necessary for the sale, servicing, manufacture and use by Toho of, FPD Film Thickness Measurement Systems.

(u)	reasonably necessary for the sale, servicing, manufacture and use by Toho of, FPD Film Thickness Measurement Systems.

(v)	“Party” or “Parties” means Nanometrics and/or Toho, as appropriate in the respective provision.

(w)	“Reflectometer Assembly” means the head assembly of a reflectometer and associated electronics, as described in Schedule 1.1V.

(x)	“Software” means computer software in Source Code and/or Binary Code form.

(y)	“Source Code” means computer software in human readable form, including software capable of being compiled into Binary Code.

(z)	“Technology” means all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, software, files, databases, works of authorship, processes, prototypes, devices and hardware.

(aa)	“Toho Product” means an FPD Film Thickness Measurement System based upon the Nanometrics Product within the FPD Field, or any modified version thereof, that is manufactured and sold by Toho incorporating or otherwise making use of the Licensed IP.

(bb)	“Transferred Agreements” means those agreements between Nanometrics and third parties listed on Schedule 1.1AA to be transferred by Nanometrics to Toho hereunder.

(cc)	“Transferred Assets” means the Inventory, the Transferred Agreements and the documentation set forth in Section 3.2 hereof. The Transferred Assets shall include the physical embodiment of the Nanometrics Technology but not the Intellectual Property Rights embodied therein.

1.2	Schedule:

(a)	Effective Date:	9/14/2005

(b)	Transaction Date:	10/3/2005 or such other date agreed to by the Parties for the Closing contemplated hereby

(c)	Transition Period	Transaction Date to the Transition Completion Date

(d)	Transition Completion Date	3/31/2006

(e)	Royalty Stop Date:	9/30/2009

1.3	Type of Customer Orders.

(a)	Pre-Existing Orders:	Orders obtained prior to the Transaction Date by Nanometrics

(b)	New Orders:	Orders obtained after the Transaction Date

(c)	Shipped Products:	Orders obtained and shipped by Nanometrics prior to the Transaction Date

2. LICENSES TO TOHO

2.1	License to FPD Film Thickness Measurement System.

(a)	Subject to the terms and conditions of this Agreement, Nanometrics hereby grants to Toho, under all of the Nanometrics Intellectual Property Rights, a worldwide, non-exclusive (except during the Exclusivity Period as set forth in Section 2.8 hereof), royalty-free (other than the Royalties set forth in Section 4 hereof), transferable (but only with the prior consent of Nanometrics, which shall not be unreasonably withheld), perpetual license to use the Nanometrics Technology in the FPD Field to make (and have made), use, sell, offer for sale and import FPD Film Thickness Measurements Systems and to provide technical support and service (including the sale and installation of spare parts) for such FPD Film Thickness Measurement Systems.

(b)	The foregoing license shall include the right to make modifications to or otherwise make Improvements upon such licensed Nanometrics Technology in the FPD Field.

(c)	The foregoing license does not grant to Toho (i) the right to manufacture Reflectometer Assemblies, (ii) any use outside of the FPD Field, or (iii) the right to make reflectometers or components thereof specially adapted, or known to be intended, for use in the manufacture or testing of devices other than FPDs, including semiconductor devices. Except as may be expressly provided herein, Toho may not sublicense any Nanometrics Intellectual Property Rights; provided, however, that Toho may sub license the Licensed IP to parties reasonably acceptable to Nanometrics (in sole discretion) as needed in connection with the sale, marketing and promotion of the Toho Products within the FPD Field.

2.2	License to Nanometrics Software. Subject to the terms and conditions of this Agreement, Nanometrics hereby grants to Toho, under all of Nanometrics Intellectual Property Rights in the Nanometrics Software, a worldwide, non-exclusive (except during the Exclusivity Period as set forth in Section 2.8 hereof), royalty-free (other than the Royalties set forth in Section 4 hereof), transferable (but only with the prior consent of Nanometrics, which shall not be unreasonably withheld), perpetual license to:

(a)	internally, use, reproduce, modify, compile into Binary Code form, and create Derivative Works using the Source Code for the Nanometrics Software in the FPD Field;

(b)	use, copy, publicly display and publicly perform the Nanometrics Software (including Derivative Works thereof) in Binary Code format for use with FPD Film Thickness Measurement System only; and

(c)	sublicense the Nanometrics Software to end users of FPD Film Thickness Measurement System in the normal course of Toho’s business subject to the terms of a written software license agreement acceptable to Nanometrics.

2.3	Trademark License. Subject to the terms and conditions of this Agreement, Nanometrics hereby grants to Toho, under all of Nanometrics’ rights in the Licensed Marks, a worldwide, perpetual, royalty-free, fully paid-up, non-exclusive (except during the Exclusivity Period as set forth in Section 2.8 hereof), transferable (but only with the prior consent of Nanometrics, which shall not be unreasonably withheld) license to use the Licensed Marks in connection with the sale, marketing and promotion of Toho Products.

2.4	Use of Licensed Trademarks. Toho shall not use Licensed Marks in a manner that is disparaging to, or that otherwise would harm the goodwill associated with, the Licensed Marks. The quality of the goods and services with which Toho uses the Licensed Marks must be at least as high as the quality of the good and services with which Nanometrics has used the Licensed Marks. Unless otherwise agreed in advance in writing, all representations of the Licensed Marks that Toho intends to use must first be submitted to Nanometrics for approval (which will not be unreasonably withheld or delayed) of design, color and other details or will be exact copies of those used by Nanometrics. Toho shall fully comply with all reasonable guidelines, if any, communicated by Nanometrics concerning the use of the Licensed Marks. Without limiting the foregoing, upon Nanometrics request, Toho shall, at no charge to Nanometrics, provide Nanometrics with (i) a description of the goods and services with which Toho uses, or intends to use, the Licensed Marks; (ii) the form and manner in which Toho uses or intends to use the Licensed Marks; and (iii) images of the Toho Products or other materials on which the Licensed Mark is used. Toho will not publish, disseminate, exhibit, or otherwise distribute the Licensed Marks or distribute or display any Licensed Mark on any Toho Products or other materials without the prior written permission of Nanometrics. If Nanometrics reasonably determines Toho’s use of the Licensed Marks would be harmful to the goodwill associated with the Licensed Marks, Nanometrics shall provide Toho with a written description of the basis for its determination. Toho shall promptly cease use of the mark until such time as it can implement a modification of its use of the Licensed Marks so as to conform to Nanometrics directions. Toho will not adopt, use or register any corporate name, trade name, trademark, service mark, certification mark, trade dress, logo or other designation similar to or containing in whole or in part a Licensed Mark without the Nanometrics’ prior written consent, and the Toho will not challenge the validity or ownership of any Licensed Mark. Toho acknowledges and agrees that all use of the Licensed Mark shall inure to the sole benefit of Nanometrics.

2.5	Nanometrics Sales Information. Subject to the terms and conditions of this Agreement, Nanometrics hereby grants to Toho a non-exclusive (except during the Exclusivity Period as set forth in Section 2.8 hereof), transferable (but only with the prior consent of Nanometrics, which shall not be unreasonably withheld) license to (a) use the Nanometrics Sales Information in connection with the FPD Field, (b) reproduce and produce Derivative Works of the Nanometrics Sales Information (such Derivative Works “Modified Materials”), and (c) to distribute, display and perform Modified Materials, in each case, solely for the purpose of selling and marketing FPD Film Thickness Measurement Systems, but subject to the confidentiality obligations set forth in this Agreement.

2.6	Reservation of Rights. Nanometrics hereby reserves all rights not expressly granted hereunder. No implied licenses are granted to Nanometrics under any Nanometrics Intellectual Property Rights or Transferred Assets.

2.7	License Limitations. Subject to the Parties entering into a reasonable license agreement, Nanometrics may choose in its sole discretion to license to Toho any Improvements made to the Nanometrics Software or the Nanometrics Technology after the Transaction Date.

2.8	Exclusivity. Notwithstanding any other provision hereinto the contrary, the licenses granted pursuant to this Section 2 shall be on an exclusive basis within the FPD Field during the first ten years from the Transaction Date (the “Exclusivity Period”). The exclusivity shall be exclusive to Nanometrics with respect to the FPD Field, and Nanometrics shall not use or practice any such Licensed IP within the FPD Field during the Exclusivity Period. In addition, during the Exclusivity Period, Nanometrics shall not grant to any third party the right under any of its Intellectual Property Rights to manufacture Reflectometer Assemblies specifically adapted to the surface metrology of FPDs; provided, however, that nothing set forth herein will limit Nanometrics from granting licenses or other rights concerning making, using or selling Reflectometers designed for general metrology or semiconductor applications, even if such Reflectometers are capable of inspecting FPD substrates or portions thereof, but provided further that Nanometrics shall be subject to the limitations set forth in Section 7 hereof.

2.9	Ownership of Intellectual Property.

(a)	Ownership by Nanometrics. As between Toho and Nanometrics, Nanometrics shall solely own all of the Intellectual Property Rights in and to the Nanometrics Technology, the Nanometrics Software, the Nanometrics Intellectual Property Rights and the Licensed Marks.

(b)	Toho New IP. Toho shall solely own all Intellectual Property Rights to any Technology solely developed by Toho in connection with this Agreement, including any Improvements to the Nanometrics Technology or Nanometrics Software licensed to Toho (“Toho New IP”).

(c)	Nanometrics New IP. Nanometrics shall solely own all Intellectual Property Rights to any Technology solely developed by Nanometrics in connection with this Agreement, including any Improvements to the Nanometrics Technology or Nanometrics Software (“Nanometrics New IP”).

(d)	Jointly Developed IP. In the event the parties determine to conduct joint development activities, the parties shall enter into an agreement and designate ownership of any such Intellectual Property Rights and Technology.

2.10	License of New IP. In the event Nanometrics wishes to obtain a license to Toho New IP, Toho and Nanometrics shall negotiate a license to Nanometrics in good faith and on reasonable terms. In the event Toho wishes to obtain a license to Nanometrics New IP, Nanometrics and Toho shall negotiate a license to Toho in good faith and on reasonable terms.

3. THE SALE

3.1	Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, on the Transaction Date, Nanometrics shall sell, transfer, assign and deliver to Toho all of Nanometrics right, title, and interest in the Transferred Assets; provided that, no rights or interests are or will be granted to Toho, by implication or otherwise, in any Excluded Asset, or to any Intellectual Property Rights embodied in the Transferred Assets, except as specifically set forth in this Agreement.

3.2	Form of Delivery of Assets and Technology. On the Transaction Date, Nanometrics shall:

(a)	Make available to Toho or its carrier (as applicable) the WIP Inventory, the Manufacturing Inventory, the Service Inventory and the Tooling Inventory at the then-current locations of such Assets (and risk of loss shall pass to Toho upon such transfer);

(b)	Provide to Toho documents regarding the Nanometrics Technology;

(c)	Deliver to Toho one (1) copy of the Nanometrics Software in Source Code form and Binary Code form, together with any documentation thereof. Such delivery will be by means of an electronic transfer or such other means as may reasonably be requested by Toho;

(d)	Deliver to Toho one (1) copy of the Nanometrics Sales Information; and

(e)	Deliver to Toho a supplier list, indicating contact information for each supplier and a list of parts supplied by such supplier and price and other relevant information. Copies of all existing manufacturing documentation related to the Nanometrics Products.

(f)	Deliver to Toho the following additional documentation:

(a)	Bills of Materials;

(b)	Assembly, integration, test procedures;

(c)	Information and drawings for any jigs or tooling; and

(d)	Engineering prints, documents, CAD data etc.

To the extent feasible, delivery shall be through electronic transmission.

3.3	Assumption of Liabilities. As of the Transaction Date, Toho will assume and be responsible for the Assumed Liabilities.

3.4	Transferred Agreements. As of the Transaction Date, subject to Nanometrics obtaining any necessary third party consents, Nanometrics shall assign and transfer to Toho all Transferred Agreements including all of Nanometrics’s rights, obligations and duties under such Transferred Agreements and Toho shall assume all such Transferred Agreements, including all of Nanometrics’s rights and obligations under such Transferred Agreements.

3.5	Withholding Taxes. If required under Japanese law, Toho shall withhold taxes from the consideration paid under Section 4. In order to ensure that Nanometrics may obtain benefits of all tax credits of whatsoever kind, Toho shall assist and cooperate with Nanometrics in obtaining from any government authority sufficient evidence of the withholding tax amount deducted from the consideration paid under Section 4. In addition, Toho shall timely file with the relevant government authority such completed forms, certificates and other documents as may be necessary to claim a reduced rate of withholding tax under the applicable international tax convention; provided that Nanometrics shall execute and deliver to Toho or its agent such documents as may be required to be filed for such purpose sufficiently prior to the Transaction Date. In the event that any dispute arises with any government authority as to the proper amount of taxes required to be withheld, Toho shall assist and cooperate with Nanometrics in resolving any such dispute and, Nanometrics will assist and cooperate with Toho in turn.

3.6	Pre-Transaction Date Covenants.

(a)	Prior to the Transaction Date, the Parties agree to cooperate with each other to obtain all of the necessary third party consents, assignments and approvals that are conditions to the Transaction Date, as set forth in Sections 3.7(c) and 3.7(e).

(b)	By the end of the business day on September 26, 2005, Nanometrics shall deliver to Toho a true and complete list of all of the Inventory existing as of such date (the “Inventory List”), setting forth therein for each item the purchase price thereof calculated in accordance with Sections 4.2 and 4.3 hereof. Nanometrics shall promptly notify Toho (not less frequently than once per week) of any changes to the Inventory set forth therein incurred through the Transaction Date.

3.7	Closing. Unless this Agreement is earlier terminated pursuant to Section 3.10 and upon the satisfaction of each of the conditions precedent set forth in Sections 3.8 and 3.9 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Nanometrics on the Transaction Date. At the Closing:

(a)	Documents. Nanometrics and Toho shall take such actions and execute and deliver such agreements, bills of sale, assignments and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

(b)	Bill of Sale. Nanometrics shall deliver to Toho a general bill of sale in substantially the form attached hereto as Exhibit 3.6(b) (the “Bill of Sale”) with respect to all of the Transferred Assets duly executed by Nanometrics, assigning all of Nanometrics’ right, title and interest in and to the Transferred Assets.

(c)	Third Party Consents and Assignments. Nanometrics shall deliver to Toho all assignments and required consents to assignment that it has obtained in respect of the Transferred Agreements, duly executed by the appropriate parties having the proper authority to assign or consent to assign, in form and substance as Toho shall reasonably request.

(d)	Real Property Lease. Nanometrics and Toho shall execute a real Property lease on substantially the terms described in the term sheet attached hereto as Exhibit 3.6(d) pursuant to which Toho will lease the current space used by Nanometrics for FPD Thin Film Measurement System manufacturing, parts storage, testing and shipping in it’s Narita building for a maximum of two years starting from the Transaction Date, with a monthly lease fee at the price of ¥1,000,000.

(e)	Additional Deliverables. Nanometrics shall complete the delivery of the items set forth in Section 3.2.

(f)	Payment of Consideration. On the Transaction Date, Toho shall pay to Nanometrics all of the consideration set forth in Section 4 (less any required withholding taxes in Japan) in immediately available funds to an account designated by Nanometrics.

3.8	Conditions to Nanometrics Obligation to Close. Absent a waiver in writing, all obligations of Nanometrics under this Agreement are subject to the satisfaction of the following conditions, to Nanometrics reasonable satisfaction, on or before the Transaction Date:

(a)	Representations, Warranties and Performance. The representations and warranties of Toho shall be deemed to have been made again at and as of the Transaction Date and shall then be true and correct with the same force and effect as if such representations and warranties had been made at and as of the Transaction Date; and Toho shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it prior to or at the Transaction Date.

(b)	Approvals. All consents, approvals and filings required under any applicable law, rule or regulation to be completed or obtained prior to the transactions contemplated by this Agreement shall have been so completed or obtained, as the case may be.

(c)	Corporate Approval. All corporate approvals for this Agreement and the transactions contemplated hereby that are necessary on the part of Toho shall have been obtained.

(d)	No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of this Agreement, or the transactions contemplated hereby, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby which makes the consummation of the foregoing illegal.

(e)	Third Party Consents. All consents, approvals or notifications of third parties whose consent, approval or notification is required in order to permit the transactions contemplated hereunder shall have been obtained.

3.9	Conditions to Toho’s Obligation to Close. Absent a waiver in writing, all obligations of Toho under this Agreement are subject to the satisfaction of the following conditions, to Toho’s reasonable satisfaction, on or before the completion of the Closing on the Transaction Date:

(a)	Representations, Warranties and Performance. The representations and warranties of Nanometrics shall be deemed to have been made again at and as of the Transaction Date and shall then be true and correct with the same force and effect as if such representations and warranties had been made at and as of the

Transaction Date; and Nanometrics shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by Nanometrics prior to or at the Transaction Date.

(b)	Absence of Adverse Changes. There shall not have been any material adverse change in or to the Transferred Assets, the Licensed IP or the Assumed Liabilities, or the ability of Nanometrics to supply the Reflectometer Assemblies pursuant to terms set forth herein.

(c)	Corporate Approval. Toho shall be satisfied that all corporate approvals for this Agreement and the transactions contemplated hereby that are necessary on the part of Nanometrics have been obtained

(d)	Litigation. There shall not be pending any litigation before any court or governmental agency (i) the outcome of which could reasonably be expected to have a material adverse affect on the Transferred Assets, the Licensed IP or the Assumed Liabilities, or the ability of Nanometrics to supply the Reflectometer Assembly pursuant to the terms set forth here, or (ii) to restrain or prohibit the performance of this Agreement or the transactions contemplated hereby or thereby.

(e)	Certain Consents and Assignments. Nanometrics shall have delivered, on terms no less favorable to Toho than those now existing for Nanometrics, all necessary assignments and consents to assignment of the Transferred Agreements, duly executed by the appropriate parties having the authority so to assign or consent to assign, in form and substance as Toho has reasonably requested.

(f)	[Reserved].

(g)	No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of this Agreement or the transactions contemplated hereby, or limiting or restricting Nanometrics’s conduct or operation of the business of Nanometrics relating to FPD Film Thickness Measurement System shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby which makes the consummation of the foregoing illegal.

(h)	Due Diligence Review. Toho shall have completed to its sole satisfaction its due diligence review of the Nanometrics Technology, the Transferred Assets, the Transferred Agreements and the Assumed Liabilities.

(i)	Third Party Consents. Toho shall have been furnished with satisfactory evidence of all consents, approvals, filings or notifications of third parties whose consent, approval or notification is required in order to permit the transactions contemplated hereunder.

(j)	Inventory List. Toho shall have approved the Inventory List provided under Section 3.6.

3.10	Termination. Anything contained herein to the contrary notwithstanding, this Agreement may not be terminated or canceled prior to the Transaction Date, except:

(a)	By written consent of Toho and Nanometrics, or

(b)	Upon the failure to satisfy one or more conditions to Close set forth herein, or

(c)	By either party by written notice to the other if the Closing has not occurred by December 1, 2005;

provided however, that a party may not terminate pursuant to subsection 3.10(b) or 3.10(c) if such party has not used all commercially reasonable efforts to perform its obligations pursuant to Section 3.8 or 3.9 as appropriate.

4. CONSIDERATION

4.1	License Fees. In consideration of the licenses and other rights granted by Nanometrics to Toho under this Agreement, Toho shall pay to Nanometrics the Initial Fee and Royalties, as further described in this Section 4.1:

(a)	Initial Fee. “Initial Fee” shall mean the sum of one million five hundred thousand U.S. Dollars (U.S. $1,500,000), payable concurrently with the Closing.

(b)	Royalties. In addition, Toho shall pay to Nanometrics royalties (the “Royalties”) in an amount equal to seven percent (7%) of the aggregate Gross Revenue in excess of ¥800,000,000 that accrue during the period from the Transaction Date to the Royalty Stop Date. The Royalties shall be payable to Nanometrics within thirty days (30) of actual cash receipt of Gross Revenues by Toho. No Royalties shall be payable for any Gross Revenues accruing after the Royalty Stop Date. “Gross Revenue” shall mean the total gross amount of consideration received by Toho, directly or indirectly, worldwide, from the sale, distribution or license of Toho Products. Gross Revenue shall be determined before any foreign or domestic governmental taxes, withholding taxes, income taxes, sales taxes, value added taxes, sales commissions, amortization costs, operating costs, marketing costs, or any other charges or reductions of any kind that may be applicable to the sale, licensing, marketing, or distribution of Toho Products are subtracted from the amounts paid by Customers to Toho directly or indirectly. Gross Revenue shall not include credits for returns actually paid to third parties, and such amounts shall be subtracted from Gross Revenue prior to determining the Royalty. In the event a Toho Product is incorporated into a system, assembly, subassembly, or the like, the Royalty shall apply only to the revenue attributable to the Toho Product.

(c)	Pre-Existing Sales. As of the Transaction Date, the obligation to fill any Pre-Existing Orders that have not been shipped will be assumed by Toho. For Pre-Existing Orders to Customers outside Japan, Toho will pay a sales/service commission of 15% of Gross Revenues thereof to Nanometrics. For Pre-Existing Orders to Customers in Japan, Toho will pay a sales commission of 7% of the Gross Revenue to Nanometrics. These commissions will be paid to Nanometrics when payment from customers is made partially or in full to Toho, and shall be in lieu of the Royalties with respect to such orders.

(d)	Reporting and Audits. Royalties shall be paid monthly to Nanometrics and shall be accompanied by a report indicating the basis for the calculation of Royalties. Toho shall keep for two (2) years following the date of creation, complete records of the number and selling and/or license price of each of the Toho Products made and distributed directly or indirectly by Toho. Nanometrics shall have the right, effective upon ten (10) days prior written notice, during normal business hours, to have audited the relevant books and records relating to the payments made by the under this Agreement and Toho’s exercise of its license rights hereunder. Nanometrics may elect, at its sole discretion, to have any such audit performed by an independent third party auditor. In the event any such audit reveals an underpayment, Toho shall promptly pay to Nanometrics all such amounts owing, and in addition, if such audit reveals an underpayment of five percent (5%) or more for the audited period, in addition to making all payments owing hereunder, the Toho shall reimburse Nanometrics for all reasonable and actual out-of-pocket costs of such audit incurred by Nanometrics in connection with engaging such independent third party to perform such audit. Any disputes with regard to the amounts payable under this Agreement shall be settled in accordance with Section 13.2 hereof.

(e)	Adjustments. In the event any of the Nanometrics Technology is held to infringe the Intellectual Property Rights of a third party in a final, non-appeallable decision rendered by a U.S. court prior to the Royalty Stop Date, then Toho’s obligations to pay Royalties under this Agreement shall be correspondingly adjusted by the Parties through good faith negotiations. If the Parties cannot come to agreement within 60 days after a Party initiates discussions with respect to such adjustment, the matter shall become a bone fide dispute with respect to royalties and shall be resolved pursuant to Section 13.2 of the Agreement.

(f)	Commercially Reasonable Sales Efforts. Through the Royalty Stop Date, Toho shall use commercially reasonable efforts and all due diligence to maximize the sales of Toho Products and Royalties payable to Nanometrics hereunder.

4.2	Transferred Assets. In consideration for the transfer of the Transferred Assets other than the Tooling Inventory, Toho shall pay to Nanometrics the actual cost thereof charged by Nanometrics to its Japanese subsidiary, as more fully set forth in the Inventory List.

4.3	Tooling Inventory. In consideration for the transfer of all of the Tooling Inventory, Toho shall pay to Nanometrics its actual cost thereof, as more fully set forth in the Inventory List.

4.4	Payment and Terms. Toho shall make payments to Nanometrics under this Agreement by check or wire transfer in United States dollars to a bank designated by Nanometrics.

5. TRANSITION SERVICES

5.1	Customer Acceptance. Nanometrics will make all reasonable commercially reasonable efforts to obtain customer acceptance for all Shipped Products prior to the Transaction Date. In case there are Nanometrics installed systems that aren’t accepted by Customers as of the Transaction Date, Toho will assume the obligation of obtaining customer acceptance. In this case Toho will service the systems until acceptance is obtained and Nanometrics agrees to pay for such services at Toho’s actual and reasonable cost, including a labor charge at the rate of ¥ 7,000 per hour. All new orders for Toho Products in Japan received after the Transaction Date will be installed independently by Toho. All new orders for Toho Products in Korea, China and Taiwan received during the Transition Period shall be installed by Nanometrics with Toho engineers in attendance. In the event that no orders are placed for installation in Korea, China or Taiwan before the Transition Completion Date, Nanometrics agrees to accompany and assist Toho and its representative for at least one installation in Korea, China and Taiwan, at no charge, after the Transition Completion Date.

5.2	Sharing of Information. During the Transition Period, Nanometrics shall make all files and data pertaining to the proposed transferred business reasonably accessible to Toho staff during normal business hours.

5.3	Training. Nanometrics shall provide to Toho personnel selected by Toho training as specified in this Section 5.3 (“Training”). Training provided by Nanometrics to Toho will be the same training and support currently available to its Japanese staff to allow Toho to successfully conduct all of the following areas of business; sales, marketing, shipping, service and manufacturing of FPD products and services. Training shall take place at facilities and times designated by Nanometrics, and shall be billed to Toho at the hourly rate of $120 per hour for Applications and $100 per hour for Service. For purposes of clarification but without limitation, travel, lodging and other expenses associated with attendance of the training by Toho personnel shall be the responsibility of Toho.

5.4	Marketing Support. Nanometrics shall introduce Toho to representatives of Nanometrics in Korea, China and Taiwan.

5.5	Notification to Customers; Press Releases. Nanometrics shall provide a letter which will be sent to substantially all customers who are involved in the FPD market, known to Nanometrics on the Effective Date, announcing the plan by Nanometrics to divest the Nanometrics Product to Toho under this Agreement, and announcing that all FPD Thin Film Measurement Systems will be supported and serviced by Toho. The mailing list used by Nanometrics will be provided to Toho. Additionally, within a reasonable time after the Effective Date, Nanometrics and Toho shall jointly decide to release a mutually-acceptable press release regarding this Agreement.

5.6	Human Resources and Management Team. Toho and Nanometrics will each appoint and dedicate a project leader who will be responsible for all aspects of the complete business transfer during the Transition Period. Toho has appointed Noboru Hayakawa and Nanometrics has appointed Mamoru Yamayoshi.

(a)	Key Nanometrics employees, as identified by Toho, will be encouraged to join Toho as fulltime employees.

(b)	Nanometrics will provide resumes and other necessary HR information as requested by Toho for each employee involved in the FPD Thin Film Measurement System business. Toho will provide a key engineer name list to show the first candidate and the second candidate for each position. Toho will also provide a written statement of basic employment conditions including the minimum period of employment, working location, basic benefits and other necessary items. Based on these basic employment condition, Toho and Nanometrics will conduct joint interviews with the key engineers for the purpose of making employment offers.

(c)	If any of these key Nanometrics employees rejects Toho’s offer of employment, then Nanometrics will make all commercially reasonable efforts to retain such employees until Toho has acquired all necessary know how to operate the FPD business. Nanometrics will dispatch such employees to Toho for technology transfer support based on Toho’s request and charge Toho at a rate of ¥ 12,000 per hour.

(d)	Nanometrics Korea and Taiwan currently employ staff who are dedicated to the Flat Panel Display markets. With Nanometrics approval, and the agreement of such employees, Toho may request that these employees transfer to a local Taiwanese or Korean distributor of Toho’s choice for the explicit purpose of supporting new Product sales.

5.7	Location of Transition. The majority of all transition activity will take place at Nanometrics’s Japan offices and manufacturing facility or at Toho’s facilities in Japan.

6. SUPPLY AND SUPPORT

6.1	Reflectometer Assembly Supply. Following the Transaction Date, , Nanometrics shall sell Reflectometer Assemblies to Toho for use in FPD Film Thickness Measurement Systems on terms mutually agreeable to the parties. Such orders shall be made pursuant to Nanometrics’s customary supply arrangements. In addition, Nanometrics sale of the Reflectometer Assemblies to Toho shall be subject to the following terms: (i) Nanometrics shall continue to manufacture and sell the Reflectometer Assemblies for at least ten (10) years following the Transaction Date; (ii) during the Exclusivity Period, Nanometrics shall not sell any Reflectometer Assemblies specifically adapted to the surface metrology of FPD to any other person; and (iii) Toho will provide Nanometrics with a six (6) month lead time for supplying such Reflectometer Assemblies. The price payable by Toho to Nanometrics for such Reflectometer Assemblies will be $XXXX.00 (P/N XXXX) plus 5%, plus shipping and handling charges FOB Nanometrics, U.S. warehouse. Such prices may be increased in the future due to actual cost-increases charged by third-party component suppliers or due to increases in costs to Nanometrics. Nanometrics shall use commercially reasonable efforts to provide Toho with at least 90 days notice of any material changes in the specifications and design, the listed price or other material terms or condition of the Reflectometer Assemblies to be supplied by Nanometrics to Toho. The relevant warranty period shall be no less than 12 months.

6.2	Discontinuation of Supply. In the event Nanometrics terminates its supply of Reflectometer Assemblies or if Nanometrics is otherwise no longer capable of providing Reflectometer

Assemblies to Toho, then, subject to the terms and conditions of this Agreement, Nanometrics shall grant to Toho, under all of Nanometrics’s Intellectual Property Rights, a worldwide, exclusive, royalty-free, license to make, (and have made), use, sell, and import Reflectometer Assemblies solely for use in FPD Film Thickness Measurement Systems manufactured by Toho, and to provide technical support and services for such Reflectometer Assemblies. In addition if the foregoing license is granted within ten (10) years of the Transaction Date, without charge to Toho, Nanometrics shall give Toho reasonable technical assistance of up to 1000 person-hours to enable Toho to manufacture Reflectometer Assemblies.

6.3	Elipsometer Assembly Supply. Following the Closing, Nanometrics shall sell to Toho, and Toho shall purchase from Nanometrics, Elipsometer Assemblies supplied by J.A. Woollam on terms mutually agreeable to the parties. Such orders shall be made pursuant to Nanometrics’s customary supply arrangements. In addition, Nanometrics sale of such products to Toho shall be subject to the following terms: (i) Nanometrics shall use all commercially reasonable efforts to continue to procure and sell the Elipsometer Assemblies for at least ten (10) years following the Transaction Date or as long as Nanometrics is commercially able to procure such products and (ii) Toho will provide Nanometrics with a six (6) month lead time for supplying such Elipsometer Assemblies .The price payable by Toho to Nanometrics for the Elipsometer Assemblies will be the actual purchase price paid therefor by Nanometrics (which as of the Effective Date Nanometrics represents is $77,984.00 (P/N 9407-1025 M2000-Se) plus 5%, plus shipping and handling charges. Such prices may be increased in the future due to actual cost-increases charged by the supplier thereof. Nanometrics shall use commercially reasonable efforts to provide Toho with at least 90 days notice of any material changes in the listed price or other material terms of any Elipsometer Assemblies to be supplied by Nanometrics to Toho. Toho shall be entitled to the benefits of any warranty provided with respect to the Elipsometer Assemblies.

6.4	End User Support. Toho shall assume all warranty, service and support of obligations of Nanometrics related to FPD Film Thickness Measurement System that have been delivered worldwide by Nanometrics as of the Transaction Date. Without limiting the foregoing, Toho shall (i) assume all outstanding warranty and service obligations of Nanometrics; and (ii) offer service and support of all FPD Film Thickness Measurement Systems that are out of warranty, on reasonable terms and conditions. Toho shall meet or exceed Nanometrics service standards with the end users of the FPD Film Thickness Measurement Systems. If Nanometrics receives any warranty claim from an end user of an FPD Film Thickness Measurement System sold by Nanometrics, Nanometrics may refer such end user to Toho. A reasonable amount of free back end support shall be provided to Toho through March 31, 2006.

7. NON COMPETITION

7.1	Rights to Other Parties. For a period of seven years from the Transaction Date, Nanometrics shall not grant rights of a scope substantially equivalent with the total rights granted to Toho under this Agreement within the FPD Field to any other party.

7.2	Nanometrics Activities. For a period of seven years from the Transaction Date. Nanometrics shall not produce, sell or market any current or future versions of a Nanometrics thin film measurement system within the FPD Field. Subject to the foregoing statement in this Section 7.2 (Nanometrics Activities), nothing in this Agreement shall be construed to implicitly or expressly prohibit or interfere with Nanometrics rights to produce, sell and market current or future versions of Film Thickness Measurement Systems or any other products and services, in any technical field or geographical area, other than FPD Field.

8. TERM AND TERMINATION

8.1	Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of ten (10) years unless terminated earlier in accordance with the terms and conditions of this Agreement. The licenses granted hereunder shall continue indefinitely unless otherwise expressly provided herein.

8.2	Termination for Cause. If either party materially breaches any provision of this Agreement, the other party may give written notice to the breaching party that if the default is not cured within one hundred and eighty (180) days of the date of such notice, the Agreement will be terminated. If the non-breaching party gives such notice and the breach is not cured during such one hundred and eighty (180) day period, then this Agreement shall terminate immediately without further opportunity to cure upon subsequent notice to the breaching party unless the matter has been submitted to arbitration pursuant to Section 13.2 and is pending resolution.

8.3	Effect of Termination for Breach. Termination of this Agreement pursuant to the terms and conditions set forth in this Agreement shall not relieve the parties of any obligation accruing prior to or upon such expiration or termination, including without limitation obligations to pay Royalties.

8.4

Effect of Termination on Licenses. Notwithstanding anything to the contrary, no termination by expiration, breach of otherwise of this Agreement, shall result in the termination of, or permit any party to terminate, any of the licenses and rights granted by Nanometrics to Toho with respect to the Licensed IP; provided, however, that if this Agreement is terminated pursuant to Section 8.2 as a result of a material breach by Toho with respect to the scope of the licenses granted hereby, then Nanometrics shall have the right, if such breach is not cured within the cure periods set forth in Section 8.2, to terminate any and all of the licenses and related rights granted hereunder, in addition to any other remedies it may have under this agreement or under law.

8.5	Termination by Nanometrics. Upon termination of this Agreement by Nanometrics as a result of a material breach by Toho pursuant to Section 8.2 (Termination for Cause), all licenses and rights granted by Nanometrics to Toho in connection with this Agreement shall immediately terminate subject to the cure and arbitration requirements set forth in Section 13.2.

8.6	Survival of Certain Terms. The provisions of Sections 2.9, 8.3, 8.4, 8.6, 9, 10 and 12 shall survive the expiration or termination of this Agreement for any reason.

9. LIMITATION OF LIABILITY AND DISCLAIMERS

9.1	EXCEPT FOR A BREACH OF CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS, OR ANY OTHER SPECIAL, CONSEQUENTIAL, RELIANCE OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ARISING UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE. THESE LIMITATIONS SHALL APPLY WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

9.2	EXCEPT AS OTHERWISE EXPLICITLY PROVIDED IN THIS AGREEMENT, SUCH AS BUT NOT LIMITED TO THE WARRANTIES EXPLICITLY PROVIDED IN SECTION 12, THE NANOMETRICS PRODUCTS, NANOMETRICS TECHNOLOGY AND NANOMETRICS CONFIDENTIAL INFORMATION, INCLUDING WITHOUT LIMITATION THE NANOMETRICS SOFTWARE AND NANOMETRICS INTELLECTUAL PROPERTY RIGHTS, ARE PROVIDED WITHOUT WARRANTY OF ANY KIND. Each party acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation except those specifically set forth herein.

9.3	Notwithstanding anything contained herein to the contrary, in no event shall Nanometrics aggregate liability for breaches of this Agreement exceed the aggregate amount of the consideration received by Nanometrics hereunder.

10. CONFIDENTIALITY

10.1	Confidential Information. Each Party agrees not to publish or otherwise disclose or use for its own benefit or for the benefit of any third party, except in performance of its obligations under this Agreement, any information of a confidential nature furnished to it by the other Party, provided that if disclosed in tangible form, such information is marked “Confidential” or in other similar manner to indicate its confidential nature, or if disclosed orally, is confirmed as confidential at the time of disclosure and is reduced to a written summary which summary is delivered to the receiving Party within forty-five days after disclosure, or a party should reasonably know to be confidential (“Confidential Information”). The foregoing obligations with respect to non-disclosure and non-use shall continue for a period of five (5) years from the date the respective Confidential Information is received by the receiving Party, regardless of whether the Agreement terminates or expires earlier; provided however, in any event Source Code provided by Nanometrics and know-how related to the Nanometrics Technology shall be treated as confidential information on a perpetual basis. Confidential Information of Nanometrics shall include without limitation Nanometrics Technology and Source Code, technical and business information regarding Nanometrics Products and Nanometrics distribution chains and partners. Confidential Information of Toho shall include without limitation technical and business information regarding technology developed by Toho to produce Toho Products, distribution chains and partners, and the identity of Sub-distributors. Notwithstanding the foregoing, Confidential Information shall not include information that:

(a)	is already known by recipient at the time of its disclosure by the discloser

(b)	is publicly available or has become publicly available through no fault of the recipient,

(c)	is disclosed to the recipient by a third party having no similar confidentiality obligation,

(d)	is independently developed by a Party without use of the other Party’s Confidential Information;

(e)	is disclosed with the prior written approval of the discloser; or

(f)	is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiving party shall provide prompt, advanced notice to the discloser to enable the discloser to seek a protective order or otherwise prevent such disclosure.

11. INDEMNIFICATION AND INFRINGEMENT

11.1	Indemnification by Nanometrics. Nanometrics shall indemnify and hold harmless Toho and its officers, directors, and employees for and against any damage (including reasonable attorney’s fees) arising (i) as a result of third party claim arising from a breach by Nanometrics of any representation or warranty set forth in Section 12; (ii) as a result of any product liability claims arising from any FPD Film Thickness Measurement System sold by Nanometrics to end users prior to the Transaction Date; and (iii) as a result of any claims for infringement of the intellectual property rights of third parties arising from the manufacture or sale of the FPD Film Thickness Measurement System sold by Nanometrics to end users prior to the Transaction Date.

11.2	Indemnification By Toho. Toho shall indemnify and hold harmless Nanometrics and its officers, directors, and employees for and against any damages (including reasonable attorney’s fees) arising from (i) a breach by Toho of any Toho representation or warranty set forth in Section 12 or (ii) any of the Assumed Liabilities or the Transferred Agreements arising after the Transaction Date.

11.3	Limitations.

(a)	Each Party’s obligation to indemnify under this Section 11 will be subject to the other Party: (i) promptly providing written notice of the claim no later than ninety (90) days after the other Party’s receipt in writing of such claim, which notice must include in reasonable detail the facts giving rise to, and the amount of, such claim and a reference to this Section 11; (ii) providing such Party control and authority over the defense of such claim or action; and (iii) providing such Party with proper and full information and reasonable assistance to defend and/or settle any such claim or action.

(b)	Neither Party will have any obligation under this Section 11 with respect to any claim for indemnity asserted against such Party more than seven (7) years after the Transaction Date; provided, that any claim for indemnification asserted by written notice in accordance with Section 11.3(a) prior to the end of such period shall survive until final resolution of such claim.

11.4	Defense by Nanometrics. If Toho becomes the subject of a legal proceeding brought by a third party asserting that a Toho Product infringes the Intellectual Property Rights of the third party as a result of the use by Toho of the Licensed IP in the manner instructed by Nanometrics, Nanometrics shall in good faith defend such legal proceeding with respect to such claims of and shall indemnify and hold harmless Toho for the cost of such legal proceeding. In addition, Nanometrics shall pay any damages that are finally awarded against Toho in such legal proceeding. Toho shall cooperate in good faith with Nanometrics to assist Nanometrics in connection with activities under this Section 11.4 (Defense by Nanometrics).

11.5	Infringement by Third Party. During the Exclusivity Period, in the event Toho becomes aware of action by a third party which may infringe the Nanometrics Intellectual Property, Toho shall have the right, but not the obligation, at its expense and for its sole benefit to take action to protect its rights to any of the Licensed IP, including but not limited to the filing of lawsuits. Nanometrics shall reasonably cooperate with Nanometrics in connection with any such action. While pursuing an action under this Section 11.5, Toho shall not compromise any Intellectual Property Rights of Nanometrics without explicit consent from Nanometrics and shall consult with Nanometrics as reasonably advisable under the circumstances to ensure that such Intellectual Property Rights are protected.

12. REPRESENTATIONS AND WARRANTIES

12.1	General. Each Party represents and warrants to the other that: (i) such Party has the full right, power and authority to enter into this Agreement and fully perform its obligations hereunder; and (ii) the making of this Agreement and such Party’s performance of all its obligations hereunder is not prohibited by or in conflict with any agreement between such Party and any third party.

12.2	Transferred Assets. Nanometrics hereby represents and warrants to Toho that: (i) it has marketable title to the Transferred Assets, and that the Transferred Assets will be transferred hereunder free of any liens or encumbrances; (ii) all of the Transferred Assets have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear) except where the failure to manufacture or repair would not have a material adverse effect on the Transferred Assets taken as a whole; (iii) to the best of its knowledge, all of the Inventory is salable or currently useable in the ordinary course of business; (iv) the Inventory List sets forth a true and correct listing of all of the Inventory as of the Transaction Date; and (v) all of the Transferred Agreements were entered into in the ordinary course of business, true copies thereof, including all amendments thereto, have been delivered to Toho and there is no current, uncured material breach or material default thereunder by Nanometrics or, to the best of its knowledge, any other party with respect thereto.

12.3	Intellectual Property Rights. Nanometrics hereby represents and warrants to Toho that: (i) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not breach, violate or conflict with any instrument or agreement governing any Nanometrics Intellectual Property Rights, or will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Nanometrics Intellectual Property Rights except for such breach, violation or conflict as would not have a material adverse effect on such Nanometrics intellectual property rights taken as a whole; (ii) except as indicated on Schedule 12.3, the use by Toho of the Nanometrics Intellectual Property Rights as permitted hereunder does not violate any license or agreement to which Nanometrics is a party; there is no pending or, to the best knowledge of Nanometrics, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Nanometrics Intellectual Property Rights or claiming that the Nanometrics Intellectual Property Rights infringes or will infringe any valid and enforceable rights or assets of any other party, nor has Nanometrics received any written notice asserting that any Nanometrics Intellectual Property Rights or the proposed, use, sale, license or disposing thereof conflicts or will conflict with the rights of any other party; (iii) the Nanometrics Software is sufficient to operate the Nanometrics Product in the manner that the Nanometrics Products is currently contemplated to be operated, subject to normal bugs and errors; (iv) except as indicated on Schedule 12.3, to the knowledge of Nanometrics the Licensed IP constitute all of the Intellectual Property Rights used by Nanometrics in the manufacture, and support of the Nanometrics Product, other than the Reflectometer Assembly and the Elipsometer Assembly; (vi) there are no prior or existing claims, notices, suits or actions, or threatened claims, actions, or suits, against Nanometrics and its Affiliates with respect to infringement of any third party Intellectual Property Rights related to any of the Nanometrics Technology; and (vii) to the knowledge of Nanometrics without independent investigation (other than any investigation that may have been actually undertaken), the use and/or license of the Nanometrics Technology, in the manner used by Nanometrics as of the Transaction Date does not infringe any patent or other Intellectual Property Right of any third party.

12.4	Maintenance of Confidentiality. During the Royalty Period, Nanometrics represents and warrants to Toho that it has taken reasonable and practicable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all parties with access to or knowledge of material confidential Nanometrics Intellectual Property Rights) to maintain the secrecy and confidentiality of, and its proprietary rights in, those Nanometrics Intellectual Property Rights for which such steps are reasonably required.

13. GENERAL

13.1	Governing Law. The rights and obligations of the parties under this Agreement shall not be governed by the 1980 U.N. Convention on Contracts for the International Sale of Goods; rather such rights and obligations shall be governed by and construed under the laws of the State of California without reference to conflict of laws principles.

13.2	Disputes. Any dispute or conflict between Toho and Nanometrics in connection with this Agreement shall be finally settled under the Rules of Arbitration of the American Arbitration Association (“AAA”). Such arbitration shall take place in Nagoya, Japan. The arbitration shall be conducted in English and Japanese by three (3) arbitrators in accordance with the rules of the AAA. The individuals who will serve as the arbitrators shall be selected as follows: Toho shall select a first arbitrator, Nanometrics shall select a second arbitrator, and the first arbitrator and the second arbitrator shall jointly select a third arbitrator. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction. Costs of the arbitration proceedings shall be jointly and equally shared by Nanometrics and Toho.

13.3	Dollars. All fees and amounts payable under this Agreement shall be in United States Dollars (U.S. $). All references to “dollars”, “U.S. $” or “$” shall mean United States dollars. To determine Royalties and other amounts due to Nanometrics under this Agreement, all relevant amounts received by Toho in a currency other than U.S. Dollars shall be converted to U.S. Dollars using the applicable exchange rate published on the date of payment, as reported in the Wall Street Journal (West Coast Edition).

13.4

Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, internationally-recognized courier or personal delivery, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

(a)	Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Party):

if to NANOMETRICS:

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, California 95035

Attention: John Heaton

Telephone: (408) 435-9600

Facsimile No. (408) 232-5910

if to Toho:

Toho Technology Corp.

10-22, 3-chome Sakae Nakaku

Nagoya-City, Aichi Prefecture

Japan 460-0008

Attention: Hideyuki Tomita

Telephone: (81-52) 251-7211

Facsimile No. (81-52) 251-3646

13.5	Force Majeure. Nonperformance by either party hereunder shall be excused to the extent that performance is rendered impossible by strike, fire, terrorism, war, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason to the extent that the failure to perform is beyond the control of the nonperforming party.

13.6	Assignment. Neither Party may assign this Agreement or an obligation or right under this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement to a successor-in-interest to all or substantially all of its business or assets related to the subject matter of this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party and any grant of a license that is by its terms is transferable may be transferred in accordance therewith. The Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 13.6 (Assignment) will be void.

13.7	Publicity. Neither Toho nor Nanometrics shall disclose the existence or terms of this Agreement without the agreement of the other Party. Public releases in connection with this Agreement shall be coordinated and agreed-upon by both Toho and Nanometrics in advance.

13.8	Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the parties.

13.9	U.S. Export Control. Toho and Nanometrics understand that Nanometrics is subject to regulation by agencies of the U.S. Government, which prohibit export or diversion of certain technical products to certain countries. Toho warrants that it will comply in all respects with the U.S. Export Administration Regulations and all other export and re-export restrictions applicable to Toho Products.

13.10	No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless agreed in writing by the party to be charged. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of wither Party to enforce each and every such provision thereafter.

13.11	Language. This Agreement is in the English language, which language shall be controlling in all respects. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

13.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

13.13	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and merges all prior discussions between them. No modification of, or amendment to, this Agreement, nor any waiver of any rights under this Agreement, except as herein otherwise provided, shall be effective unless in writing signed by the party to be charged.

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IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of Toho and Nanometrics as applicable effective as of the Effective Date.

Nanometrics Incorporated	Toho Technology Corporation

By:	By
John Heaton	Hideyuki Tomita
President	President

Agreed to & accepted September 14th, 2005	Agreed to & accepted September 14th, 2005